Exhibit 10.1

[Section 16 Officers]

EFI 2018 Bonus Program

We are pleased to offer you participation in the EFI 2018 Bonus Program (the “Program”) on the terms below.

Each participant (the “Participant”) in the Program will, provided that the Participant remains employed by EFI through the date of grant of such awards, be granted an award of restricted stock units that is subject to vesting requirements based on the performance of Electronics For Imaging, Inc. (“EFI” or the “Company”) for 2018 and the Participant’s continued employment as set forth below.

Equity Bonus and Performance Targets

Your Target Equity Bonus Eligibility amount is:

Target Equity Bonus Eligibility: [$]

Number of RSUs granted for Target Bonus: [*****]

Total Granted RSUs (including Maximum Overachievement of Performance Metrics): [*****]

The performance goals applicable to your equity bonus opportunity are:

Component % of Total Award		Threshold		Target Achievement		Target Over- Achievement
40%	Company Revenue	$	______M	$	______M	$	______M
	(% of bonus earned for this Component)		0%		100%		200%
	(% of RSU award vesting for this Component)		0%		50%		100%
40%	Company Non-GAAP Operating Income	$	______M	$	______M	$	______M
	(% of bonus earned for this Component)		0%		100%		200%
	(% of RSU award vesting for this Component)		0%		50%		100%
20%	Cash From Operations as a Percentage of Non-GAAP Net Income (Company)		__ %		__ %		__ %
	(% of bonus earned for this Component)		0%		100%		200%
	(% of RSU award vesting for this Component)		0%		50%		100%

Target Achievement Metrics

If the Company’s performance for a Program Component is at or above the threshold level set forth above, a percentage of the Total Granted RSUs associated with that Program Component will vest on a pro-rata, straight-line basis between 0% and 50%, starting at 0% at or below the Threshold level for that Program Component up to 50% at the Target level for that Program Component (representing 100% Target Bonus Achievement earned for that component).

Overachievement Metrics

If the Company’s performance for a Program Component is at or above the Target Achievement level set forth above, a percentage of the Total Granted RSUs associated with that Program Component will vest on a pro-rata, straight-line basis between 50% and 100%, starting at 50% at the Target Achievement level for that Program Component up to 100% at or above the Overachievement level for that Program Component (representing 200% Target Bonus Achievement earned for that component).

The number of Total Granted RSUs that vest will be determined based on the Company’s performance in 2018 for each Program Component, as certified by the Compensation Committee.

The total number of RSUs that vest will be calculated by multiplying (a) the vesting percentage for each Program Component of your award times (b) the number of RSUs associated with the corresponding Program Component based on the Component Percentage of Total Award set forth above and the actual number of RSUs granted to you in your RSU Award, and (c) adding together the resulting number of RSUs (if any) associated with each Program Component, each rounded down to the nearest whole share. The sum of the numbers described in subsection (c) of the previous sentence shall be the number of Total Granted RSUs that vest.

Performance Equity Bonus Terms

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Per the approval by the Company’s Board of Directors’ Compensation Committee (the “Compensation Committee”) and subject to your continued employment with the Company through the date of grant, you will be granted a performance-based restricted stock unit (“RSU”) award with respect to the Program. The RSU award (the “RSU Award”) will be subject to vesting based on the achievement of the Company performance goals for 2018 as set forth above (the “Program Components”) and your continued employment as set forth below.

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The number of RSUs that you will be granted will equal your “Target Equity Bonus Eligibility” amount (expressed in U.S. Dollars) above, divided by the closing price of EFI’s common stock on March     , 2018, multiplied by two to reflect the maximum possible overachievement of the Company performance metrics above (in total, the “Total Granted RSUs”). The total number of RSUs granted will be rounded down to the nearest whole share.

•

The RSUs will be granted under and will be subject to the terms and conditions of EFI’s 2017 Equity Incentive Plan, as amended (the “2017 Equity Plan”) and the restricted stock unit award notice and restricted stock unit award agreement used by EFI to evidence RSU awards granted under the 2017 Equity Plan (the “Award Agreement”), except as otherwise expressly set forth herein. Each RSU Award will have a grant date that is the grant date that the Compensation Committee approves for such award (the “Grant Date”). The RSU Award is also subject to the individual and other share limits of the 2017 Plan.

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During the first quarter of 2019, the Program Administrator (as defined below) will determine whether (and the extent to which) the performance conditions applicable to the RSUs were achieved for 2018, subject to approval by the Compensation Committee (the date of the Compensation Committee’s approval is referred to as the “Determination Date”). Subject to your continued employment by the Company through the applicable Vesting Date, if the Program Administrator determines that the applicable performance condition related to the RSUs was achieved for 2018, subject to the Compensation Committee’s approval, the related RSUs will vest (the “Vesting Date”) on the later of (1) March 20, 2019 or (2) the vesting date as determined by the Compensation Committee on the Determination Date (such vesting date to be no more than four business days after the Determination Date). Each RSU that vests in accordance with the terms of the Program will be paid in one share of the Company’s common stock as soon as practicable after (and in all events within two and one-half months after) the Vesting Date.

Maximum Award - In no event shall the RSU Award vest with respect to more than 100% of the Total Granted RSUs.

Non-GAAP Operating Income is defined as operating income determined in accordance with GAAP, as adjusted to remove the impact of certain recurring and non-recurring expenses, in each case consistent with the determination of non-GAAP operating income in the Company’s financial reporting.

Non-GAAP Net Income is defined as net income determined in accordance with GAAP, as adjusted to remove the impact of certain expenses and gains and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP net income in the Company’s financial reporting.

Adjustments - The results will be adjusted for certain material items which are not included in the original calculation of the performance targets as follows:

(a) Bookings achieved in 2018 and revenue deferred from 2018 into a subsequent reporting period will be included in calculation of the achievement of the performance metrics; and

(b) Revenue and operating income from each acquisition completed during 2018 will be used to calculate the achievement of the performance metrics to the extent that such revenue and operating income are generated through sales by Company sales channels existing prior to the completion each such acquisition; revenue and operating income generated by sales channels acquired as part of each such acquisition will not be included (Company sales channels shall be defined as all existing sales channels, both direct and indirect, that sell Company products in advance of the acquisition); and

(c) All performance metrics targets shall be adjusted using the January 2018 currency exchange rates used in the preparation of the Company’s 2018 Annual Operating Plan.

The number of RSUs that vest (if any) will be rounded down to the nearest whole share, and is subject to your continued employment in good standing through the date of vesting. Any portion of the award that does not vest (including as a result of the failure to satisfy either or both of the Conditions or the failure to achieve the target level of performance indicated above) will terminate and you will have no rights with respect thereto.

Other Terms

Program Participants

Participants in this Program are not eligible for participation in other variable compensation arrangement, program or plan, such as commission-based plans or other similar plans, for 2018.

Leaves of Absences

Periods of leave of absence will be considered when determining the vesting of the RSU Award. Specifically, RSU vesting will (unless otherwise required by applicable law) be calculated on a pro-rata basis excluding any leave of absence period(s) during the applicable Program Year.

Termination of Employment

Except as may otherwise be expressly provided below, you will have no right to any bonus for 2018 and no right to any payment with respect to your RSUs for 2018 (and your RSUs will automatically and immediately terminate and you will have no right with respect thereto) should you cease to be employed by the Company or one of its subsidiaries before the Vesting Date set forth above (regardless of the reason for such termination of employment).

Notwithstanding anything to the contrary in the Award Agreement or your written employment agreement (if any) with the Company, if you are involuntarily terminated Without Cause or are terminated for Good Reason outside of a Change of Control (as these terms are defined in the applicable employment agreement), you will be eligible for pro-rata vesting of your RSUs related to this Program. The pro-rata RSU vesting will be determined with respect to the number of RSUs that would have vested under this Program had your employment continued through the Vesting Date, multiplied by a fraction (x) the numerator of which is the number of whole months you were employed by the Company during 2018, and (y) the denominator of which is twelve. Payment of such pro-rata amount will be made at the same time that payment would have been made had you continued to be employed through the Vesting Date. In the event that you are entitled to a pro-rata payment of your RSUs, payment may, at EFI’s discretion, be made in cash (as opposed to shares or other property) with the cash payment in respect of a vested RSU to equal (subject to applicable tax withholding) the closing price of a share of EFI common stock on the Determination Date.

With respect to any RSUs granted under this Program, in the event of any conflict between the provisions of your employment agreement regarding acceleration of performance equity outside of a Change of Control and this Program, this Program shall control.

No Right to Continued Employment

Nothing contained in this Program, the RSUs, or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects your status (if you are employed at will) as an employee at will who is subject to termination at any time and for any reason, confers upon you any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate your employment or to change your compensation or other terms of employment at any time.

Program Administration and Interpretation

With respect to EFI’s executive officers, the Program will be administered by, and interpretation of the Program, as it may apply to any one individual person, matter or circumstance, will be made by the Compensation Committee (the “Program Administrator”). This Program is not intended and shall not be construed to imply an employment contract between EFI and any of its employees. In the event of any conflict between the provisions of the Program and the Award Agreement, this Program shall control. All actions taken and all interpretations and determinations made by the Program Administrator in respect of such documents and matters shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Clawback Policy

This Program, the RSU Award, any securities or other consideration you may receive in payment of or with respect to the RSU Award, as well as any bonus opportunity under this Program, is subject to the terms of the EFI recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of your bonus, awards or any shares of stock or other cash or property received with respect to your bonus or awards (including any value received from a disposition of any shares of stock you may receive in payment of the RSU Award).

Construction

This Program and the RSU Award contemplated above are also intended to satisfy, and not be subject to any tax, penalty or interest under, Section 409A of the Internal Revenue Code. These arrangements shall be construed in accordance with such intents.

Program Changes and Duration of the Program

This Program is effective as of January 1, 2018. It supersedes all prior performance based bonus programs and shall not be modified or terminated unless authorized in writing by the Program Administrator and/or approved by the Compensation Committee. The Company reserves the right to modify, change or terminate the Program at any time including to revise goals, corporate objectives or to correct bona fide errors in the Program, or for any other reason. Notices of such changes will be made in writing or via electronic mail to all Participants affected by such changes.

These terms apply to the Program Year 2018 only and your bonus eligibility, targets, and any unvested RSUs do not carry over to the following year.

By signing below, you acknowledge and accept that the potential value of your award is subject to market risk d any decline in EFI’s common stock price may result in a lower realizable value upon vesting. You agree that any decline in the stock price impacting your bonus shall not be the responsibility of the Company and shall not constitute Good Reason under your employment agreement. You agree that your award is subject to termination as described above, and that you may not be eligible for any cash bonus with respect to 2018.

I have read and understand the terms of this Program and the documents referred to herein, I acknowledge and agree to the preceding paragraph and to all of the terms and conditions of this Program and such other documents.

[Participant Name]	[Date]